Exhibit 10.14.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated this 19th day of November, 2013 (the “Effective Date”), to that certain EMPLOYMENT AGREEMENT (the “Agreement”) dated the 15th day of March 2013, is between Access National Bank, a national banking association (“Access” or the “Employer”) and Robert C. Shoemaker (the “Executive”).

WITNESSETH

WHEREAS, the Executive and the Employer have concluded that changes in the termination benefits under the Agreement are desirable to the interests of both parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

The following section is hereby inserted in Section 4.  Termination and Termination Benefits:

(e) Modified Cutback of Compensation Deemed to be Contingent on a Change of Control.   If any payments of compensation are to be made under the terms of this Agreement following a transaction that constitutes a change in the ownership or effective control of Access, or in the ownership of a substantial portion of the assets of Access so that the provisions of Code Sections 280G and 4999 could potentially apply to such compensation, then the following provisions shall be applicable:

(i)
In the event the aggregate present value of all payments to the Executive (under this Agreement or otherwise) is equal to at least three times the Executive’s “base amount” (as determined under Code Section 280G), then cash payments otherwise required to be paid to the Executive hereunder shall, notwithstanding any provisions of this Agreement other than this Section 4(c), be reduced to the extent necessary so that none of the Executive’s compensation shall be considered to be an “excess parachute payment” subject to excise tax under Code Section 4999.

(ii)
Notwithstanding the foregoing, if the net economic benefit to the Executive (after payment of all income and excise taxes) is greater without giving effect to this Section 4(e), than the Executive’s net economic benefit after reduction by reason of the application of this Section 4(e), then this Section 4(e) shall be a nullity and without any force or effect.  Any decisions regarding the requirement or implementation of the reductions to compensation described in this Section 4(e) shall be made by the then current tax counsel and accounting firm retained by Access.

All other Terms and Conditions of the original Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have each executed this Amendment to Employment Agreement on November 19, 2013.

ACCESS NATIONAL BANK

By:	/s/ Martin S. Friedman
Martin S. Friedman, Director

EXECUTIVE

By:	/s/ Robert C. Shoemaker
Robert C. Shoemaker